Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
MERGER AGREEMENT WITH PRIME LOGISTICS CORPORATION
CUDAHY, WI, August 23, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, announced today that it has entered into a definitive merger agreement to acquire all of the outstanding stock of Prime Logistics Corporation (“Prime”) for approximately $97.5 million, consisting of $94.5 million in cash and $3.0 million in stock. To finance the transaction, Roadrunner will expand its credit facility to $240 million. The parties have received regulatory approval for the transaction and expect to close on or before September 15, 2011, subject to customary closing conditions.
Prime is a non-asset based provider of logistics and freight consolidation services with 2010 revenues of approximately $67.5 million. Prime leads its industry sector in providing value and service to its customers, which are predominately comprised of food producers who ship over 1.0 billion pounds of product to numerous retailers, distributors, and warehouses on an annual basis. Prime’s services are provided from state-of-the-art facilities comprising over 2.0 million square feet and include freight consolidation, inventory management, warehousing, order fulfillment, and related LTL and truckload services.
Mark DiBlasi, President and CEO of Roadrunner, said, “This transaction is strategically beneficial for both companies. Prime provides Roadrunner with enhanced logistics and consolidation capabilities to offer to our combined customer base. Prime’s business model is similar to our LTL model, with the added capability of warehousing and order fulfillment when desired by customers. Prime’s primary value proposition is providing freight consolidation and inventory management services for its customers on a more cost-efficient basis, while meeting the stringent service requirements of larger retailers. This differentiated offering will enhance Roadrunner’s service capabilities with current customers. Furthermore, Roadrunner will be able to add significant value to Prime through the extension of our service capabilities and offerings. Roadrunner can provide Prime access to Transportation Management Solutions (TMS), more cost efficient LTL services and expanded TL capabilities, extending Prime’s value proposition to new and existing customers and enabling Prime to penetrate a larger market.”
DiBlasi further commented, “Prime is an outstanding fit for Roadrunner and directly in line with our acquisition and expansion criteria. Prime will continue to operate under the leadership of its existing management team, and will report up through our organization within the Truckload and Logistics segment. We anticipate that limited organizational changes combined with the strength of Prime’s management team and strong cultural fit with our team will minimize integration risk. We are pleased to have been selected as Prime’s partner for the next phase of their growth.”

Kevin Salwin, Vice President of Prime, said, “Prime has grown considerably over the past decade by enhancing our service offerings and capabilities to provide significant value to our customers, enabling them to exceed the increasing requirements of their customers. Our service metrics and value provided to our customers lead the industry, and our ability to maintain that position underlies all decisions we make as a company. The merger with Roadrunner is a key step in the next phase of our strategy, as their capabilities will allow us to provide our customers with the full suite of TMS services and access to more efficient LTL offerings to accelerate our growth.”
Peter Armbruster, CFO of Roadrunner, said, “We expect the Prime transaction to be immediately accretive to our earnings per share and in the range of $0.16 to $0.18 in 2012. In connection with the transaction, we will incur a one-time charge of approximately $1.0 million related to acquisition costs in the third quarter. As we continue to execute our strategic growth plan, our expanded credit facility will provide us with the necessary financial flexibility.”
Roadrunner management will discuss the Prime transaction at a conference call to be held on Wednesday, August 24, 2011 at 9:00 a.m. Eastern Time. To access the conference call, please dial 800-265-0241 (U.S.) or 617-847-8704 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 67157589. The conference call will also be available via live webcast under the Investor Relations section of the Company’s website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through August 31, 2011, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 84145093. An archived version of the webcast will also be available under the Investor Relations section of the Company’s website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit: www.rrts.com

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, the company’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other “Risk Factors” set forth in the company’s most recent SEC filings.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com